EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2019, Fiserv, Inc. (“Fiserv,” the “Company”, “we,” “our” or “us”) had six classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) Common Stock, par value $0.01 per share; (ii) 0.375% Senior Notes due 2023; (iii) 1.125% Senior Notes due 2027; (iv) 1.625% Senior Notes due 2030; (v) 2.250% Senior Notes due 2025; and (vi) 3.000% Senior Notes due 2031. Each of the Company’s securities registered under Section 12 of the Exchange Act are listed on The NASDAQ Stock Market LLC.
References in the following descriptions to “$,” or “U.S. dollars” are to the lawful currency of the United States of America; references to “€” or “euro” are to the single currency introduced at the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended; and references herein to “£”and “GBP” are to the lawful currency of the United Kingdom. As used in the following descriptions, the terms “Fiserv,” “we,” “us” and “our” refer to Fiserv, Inc. and not any of its subsidiaries, unless the context requires otherwise.
DESCRIPTION OF COMMON STOCK
The following description of our common stock summarizes general terms and provisions that apply to our common stock. This description is qualified in its entirety by reference to our articles of incorporation and by-laws, which are filed as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part, and applicable Wisconsin law.
General
Our authorized capital stock consists of 1,800,000,000 shares of common stock, $.01 par value per share, and 25,000,000 shares of preferred stock, no par value per share.
Common Stock
Subject to Section 180.1150 of the Wisconsin Business Corporation Law (described below under “—Statutory Provisions”), holders of our common stock are entitled to one vote for each share of common stock held by them on all matters properly presented to shareholders. Subject to the prior rights of the holders of any shares of our preferred stock that are outstanding, our board of directors may at its discretion declare and pay dividends on our common stock out of our earnings or assets legally available for the payment of dividends. Subject to the prior rights of the holders of any shares of our preferred stock that are outstanding, if we are liquidated, any amounts remaining after the discharge of outstanding indebtedness will be paid pro rata to the holders of our common stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
Our board of directors is authorized to issue our preferred stock in series and to fix the voting rights; the designations, preferences, limitations and relative rights of any series with respect to the rate of dividend, the price, the terms and conditions of redemption; the amounts payable in the event of voluntary or involuntary liquidation; sinking fund provisions for redemption or purchase of a series; and the terms and conditions on which a series may be converted.
It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.
Statutory Provisions
Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of public Wisconsin corporations such as us held by any person or persons acting as a group in excess of 20% of our voting power is limited to 10% of the full voting power of those shares, unless full voting power of those shares has been restored pursuant to a vote of shareholders. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law contain some limitations and special voting provisions applicable to specified business combinations involving Wisconsin corporations such as us and a significant shareholder, unless the board of directors of the corporation approves the business combination or the shareholder’s acquisition of shares before these shares are acquired.
Similarly, Sections 180.1130 to 180.1133 of the Wisconsin Business Corporation Law contain special voting provisions applicable to some business combinations, unless specified minimum price and procedural requirements are met. Following commencement of a takeover offer, Section 180.1134 of the Wisconsin Business Corporation Law imposes special voting requirements on share repurchases effected at a premium to the market and on asset sales by the corporation, unless, as it relates to the potential sale of assets, the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.
DESCRIPTION OF THE NOTES
The following description of our 0.375% Senior Notes due 2023 (the “2023 euro notes”), 1.125% Senior Notes due 2027 (the “2027 euro notes”), 1.625% Senior Notes due 2030 (the “2030 euro notes” and, together with the 2023 euro notes and the 2027 euro notes, the “euro notes”), 2.250% Senior Notes due 2025 (the “2025 sterling notes”) and 3.000% Senior Notes due 2031 (the “2031 sterling notes” and, together with the 2025 sterling notes, the “sterling notes,” and the sterling notes, together with the euro notes, collectively, the “notes”) summarizes certain material terms of the notes. This description is qualified in its entirety by reference to the base indenture (as defined below) and supplemental indentures (as defined below), which are filed as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part.
The notes were issued under and are governed by an indenture, dated as of November 20, 2007 (the “base indenture”), as supplemented in the case of the 2023 euro notes, by the twentieth supplemental indenture, dated as of July 1, 2019, as supplemented in the case of the 2027 euro notes, by the twenty-first supplemental indenture, dated as of July 1, 2019, as supplemented in the case of the 2030 euro notes, by the twenty-second supplemental indenture, dated as of July 1, 2019, as supplemented in the case of the 2025 sterling notes, by the twenty-third supplemental indenture, dated as of July 1, 2019, and as supplemented in the case of the 2031 sterling notes, by the twenty-fourth supplemental indenture, dated as of July 1, 2019 (collectively, the “supplemental indentures”), entered into between us and U.S. Bank National Association, as trustee (the “trustee”) (the base indenture, together with the supplemental indentures, the “indenture”). Although for convenience the 2023 euro notes, the 2027 euro notes, the 2030 euro notes, the 2025 sterling notes and the 2031 sterling notes are referred to as “notes,” each were issued as a separate series and do not together have any class voting rights. Accordingly, for purposes of this Description of the Notes, references to the “notes” are deemed to refer to each series of notes separately, and not to the 2023 euro notes, the 2027 euro notes, the 2030 euro notes, the 2025 sterling notes and the 2031 sterling notes on any combined basis.
General
On July 1, 2019, we issued €500,000,000 aggregate principal amount of the 2023 euro notes, €500,000,000 aggregate principal amount of the 2027 euro notes, €500,000,000 aggregate principal amount of the 2030 euro notes, £525,000,000 aggregate principal amount of the 2025 sterling notes and £525,000,000 aggregate principal amount of the 2030 sterling notes. We may, without the consent of the holders of the notes, increase the principal amount of each series in the future, on the same terms and conditions (except for the issue date, public offering price and, if applicable, the payment of interest accruing prior to the issue date and the initial interest payment date) and with the same CUSIP numbers as the notes previously issued; provided that additional notes will be fungible with the previously issued notes for U.S. federal income tax purposes.
The notes are our senior unsecured obligations and rank equally with all of our other senior unsecured indebtedness from time to time outstanding. Our obligations arising under the notes are not guaranteed by any of our subsidiaries. The notes effectively rank junior to any secured indebtedness we currently have outstanding or may incur in the future to the extent of the collateral securing the same and are structurally subordinated in right of payment to the liabilities (including trade accounts payable) and preferred equity of our subsidiaries. The notes are, in effect, subordinated to all of our existing and future secured debt and to the existing and future debt of our subsidiaries.
The indenture does not contain any covenants or provisions that would afford the holders of the notes protection in the event of a highly leveraged or other transaction that is not in the best interests of noteholders, except to the limited extent described below under “—Purchase of Notes upon a Change of Control Triggering Event” and “—Covenants.”
Principal and Interest
The 2023 euro notes will mature on July 1, 2023, the 2027 euro notes will mature on July 1, 2027, the 2030 euro notes will mature on July 1, 2030, the 2025 sterling notes will mature on July 1, 2025 and the 2031 sterling notes will mature on July 1, 2031, unless, in each case, we redeem or purchase the notes prior to that date, as described below under “—Optional Redemption,” “—Optional Tax Redemption” and “—Purchase of Notes upon a Change of Control Triggering Event.” Interest on the 2023 euro notes accrues at the rate of 0.375% per year, interest on the 2027 euro notes accrues at the rate of 1.125% per year, interest on the 2030 euro notes accrues at the rate of 1.625% per year, interest on the 2025 sterling notes accrues at the rate of 2.250% per year and interest on the 2031 sterling notes accrues at the rate of 3.000% per year, and, in each case, will be paid on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last scheduled interest payment date to which interest was paid on such series of notes (or from July 1, 2019, if no interest has been paid on such notes) to, but excluding, the next scheduled interest payment date. This payment convention is referred to as the ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Markets Association) day count convention.
We will pay interest on the notes annually in arrears on July 1 of each year, beginning on July 1, 2020, to the holder in whose name each such note is registered on the day that is 15 days prior to the relevant interest payment date, whether or not such day is a business day.
Amounts due on each interest payment date, stated maturity date or earlier redemption date of each series of the notes will be payable at the office or agency maintained for such purpose in London, initially the corporate trust office of the paying agent, or by electronic means, in euro in relation to the euro notes, and in GBP in relation to the sterling notes. The principal and interest payable on the global notes (as defined below) registered in the name of a nominee of the common depositary will be made in immediately available funds to the ICSDs or to the nominee of the common depositary, as the case may be, as the registered holder of such notes. If any of the notes are no longer represented by global notes, payment of interest on the notes in certified form may, at our option, be made by check mailed directly to holders of the notes at their registered addresses.
Neither we nor the trustee will impose any service charge for any transfer or exchange of a note. However, we may ask holders of the notes to pay any taxes or other governmental charges in connection with a transfer or exchange of notes.
If any interest payment date, stated maturity date or earlier redemption or purchase date falls on a day that is not a business day, we will make the required payment of principal, premium, if any, and/or interest on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, the stated maturity date or earlier redemption or purchase date, as the case may be, to the next business day. The term “business day” means any day other than a Saturday or Sunday (i) which is not a day on which banking institutions in The City of New York or London are authorized or obligated by law, regulation or executive order to close and (ii) in the case of the euro notes, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (the TARGET2 system) or any successor thereto is open.
Euro Notes—Issuance in Euro; Sterling Notes—Issuance in GBP
Initial holders of the euro notes were required to pay for the euro notes in euro, and principal, premium, if any, and interest payments in respect of the euro notes will be payable in euro; including any payments made upon the redemption or repurchase of the euro notes. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the then member states of the European Economic and Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the euro notes will be made in U.S. dollars until the euro is again available to us or so used.
Initial holders of the sterling notes were required to pay for the sterling notes in GBP, and principal, premium, if any, and interest payments in respect of the sterling notes will be payable in GBP; including any payments made upon the redemption or repurchase of the sterling notes. If GBP is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or is no longer used for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the sterling notes will be made in U.S. dollars until GBP is again available to us or so used.
The amount payable on any date in euro or GBP, as applicable, will be converted into U.S. dollars at the market exchange rate (as defined below) as of the close of business on the second business day prior to the relevant payment date or, if such market exchange rate is not then available, on the basis of the then most recent U.S. dollar/euro exchange rate or U.S. dollar/GBP exchange rate, as applicable, available on or prior to the second business day prior to the relevant payment date as determined by us in our sole discretion.
The term “market exchange rate” means the noon buying rate in The City of New York for cable transfers of euro or GBP, as applicable, as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.
Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the indenture or the notes. Neither the trustee nor the paying agent will be responsible for obtaining exchange rates, effecting currency conversions or otherwise handling redenominations. Holders of the notes are subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them.
Optional Redemption
We may, at our option, redeem the 2023 euro notes, the 2027 euro notes, the 2030 euro notes, the 2025 sterling notes or the 2031 sterling notes, in whole or from time to time in part, at any time prior to June 1, 2023, with respect to the 2023 euro notes, April 1, 2027, with respect to the 2027 euro notes, April 1, 2030 , with respect to the 2030 euro notes, April 1, 2025 with respect to the 2025 sterling notes and April 1, 2031 with respect to the 2031 sterling notes (the foregoing dates in respect of the 2023 euro notes, the 2027 euro notes, the 2030 euro notes, the 2025 sterling notes and the 2031 sterling notes, each a “Par Call Date”), at a redemption price equal to the greater of:

•	100% of the aggregate principal amount of any notes being redeemed; and

•
the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, not including unpaid interest accrued to the redemption date, that would have been due if such series of notes matured on the related Par Call Date discounted to the redemption date on an annual (ACTUAL/ACTUAL (ICMA)) basis at a rate equal to the applicable comparable government bond rate plus 20 basis points, with respect to any 2023 euro notes being redeemed, 25 basis points, with respect to any 2027 euro notes being redeemed, 30 basis points, with respect to any 2030 euro notes being redeemed, 25 basis points, with respect to any 2025 sterling notes being redeemed, and 35 basis points, with respect to any 2031 sterling notes being redeemed, plus, in each case, accrued and unpaid interest on the notes being redeemed to, but not including, the redemption date.
On or after any Par Call Date, we may, at our option, redeem the notes of the applicable series, in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes being redeemed to, but not including, the redemption date.
The term “comparable government bond” means (i) with respect to the euro notes, in relation to any comparable government bond rate calculation, at the discretion of an independent investment banker selected by us, a German government bond whose maturity is closest to the maturity of the applicable series of euro notes to be redeemed (assuming for this purpose that each series of euro notes matured on the related Par Call Date), or if such independent investment banker in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the comparable government bond rate and (ii) with respect to the sterling notes, in relation to any comparable government bond rate calculation, at the discretion of an independent investment banker selected by us, a United Kingdom government bond whose maturity is closest to the maturity of the applicable series of sterling notes to be redeemed (assuming for this purpose that each series of sterling notes matured on the related Par Call Date), or if such independent investment banker in its discretion determines that such similar bond is not in issue, such other United Kingdom government bond as such independent investment banker may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by us, determine to be appropriate for determining the comparable government bond rate.
The term “comparable government bond rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the applicable comparable government bond on the basis of the middle market price of such comparable government bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment banker selected by us.
The term “independent investment banker” means each of J.P. Morgan Securities plc, Citigroup Global Markets Limited and Wells Fargo Securities International Limited (or their respective successors), or if each such firm is unwilling or unable to select the comparable government bond, an independent investment banking institution of international standing appointed by us.
We (or, at our request, the trustee) will give written notice of any redemption of any series of notes to holders of that series of notes to be redeemed at their addresses, as shown in the security register for the affected notes (or in accordance with the applicable procedures of Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream” and, together with Euroclear, the “ICSDs” and each, an “ICSD”)), not more than 60 nor less than 10 days prior to the date fixed for redemption, except that notice may be given more than 60 days prior to the date fixed for redemption if the notice is issued in connection with a defeasance, covenant defeasance or satisfaction and discharge. The notice of redemption will specify, among other items, the aggregate principal amount of the notes of the applicable series to be redeemed, the redemption date and the redemption price or the manner of calculating the redemption price (in which case no redemption price need be specified).
Any notice of redemption may provide that payment of the redemption price and the performance of our obligations with respect to such redemption may be performed by another person.
If we choose to redeem less than all of the notes of a series, then we will notify the trustee at least five days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of the notes of such series to be redeemed and the redemption date. The trustee will select, in the manner it deems fair and appropriate, the notes of that series to be redeemed in part.
If we have given notice as provided in the indenture and made funds irrevocably available for the redemption of the notes of a series called for redemption on or prior to the redemption date referred to in that notice, then those notes will cease to bear interest on that redemption date and the only remaining right of the holders of those notes will be to receive payment of the redemption price.
The notes will not be subject to, or have the benefit of, a sinking fund.
Purchase of Notes upon a Change of Control Triggering Event
If a change of control triggering event occurs, holders of the notes will have the right to require us to repurchase all or any part of their notes pursuant to the offer described below (the “change of control offer”) on the terms set forth in the notes (provided that with respect to euro notes submitted for repurchase in part, the remaining portion of such euro notes is in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof, and with respect to the sterling notes submitted for purchase in part, the remaining portion of such sterling notes is in a principal amount of £100,000 or an integral multiple of £1,000 in excess thereof). In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to but excluding the date of purchase (the “change of control payment”). Within 30 days following any change of control triggering event, we will be required to deliver (or otherwise transmit in accordance with the procedures of the ICSDs) a notice to holders of the notes describing the transaction or transactions that constitute the change of control triggering event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is given (the “change of control purchase date”), pursuant to the procedures required by the notes and described in such notice. The notice will, if mailed prior to the date of the consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control purchase date; provided that if the change of control triggering event occurs after such change of control purchase date, we will be required to offer to purchase the notes as described above. We must comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control provisions of the notes by virtue of such conflicts.
On the change of control purchase date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.
The paying agent will promptly deliver (or otherwise transmit in accordance with the procedures of the ICSDs) to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that, with respect to the euro notes, each new euro note will be in a principal amount of €100,000 and any integral multiple of €1,000 in excess thereof and, with respect to the sterling notes, each new sterling note will be in a principal amount of £100,000 and any integral multiple of £1,000 in excess thereof .
We will not be required to make a change of control offer upon a change of control triggering event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer; or (ii) prior to the occurrence of the related change of control triggering event, we have given written notice of a redemption of the notes as provided under “—Optional Redemption” above, unless we have failed to pay the redemption price on the redemption date.
If holders of not less than 90% in aggregate principal amount of the notes then outstanding validly tender and do not withdraw such notes in a change of control offer and we, or any third party making such an offer in lieu of us as described above, purchase all of such notes properly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (provided that such notice is given not more than 60 days following such repurchase pursuant to the change of control offer described above) to redeem all notes that remain outstanding following such purchase on a date specified in such notice (the “second change of control purchase date”) and at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the second change of control purchase date.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“Below investment grade rating event” means that the rating of the notes is lowered by each of the Rating Agencies and the notes are rated below an investment grade rating by each of the Rating Agencies, and such lowering occurs on any date from the date of the public notice of our intention to effect a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies as a result of the change of control); provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control triggering event hereunder) if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee and us in writing at its or our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).
“Change of control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of Fiserv and our subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than us or one of our subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of Fiserv (whether or not otherwise in compliance with the provisions of the indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock; or (4) Fiserv consolidates or merges with or into any entity, pursuant to a transaction in which any of the outstanding voting stock of Fiserv or such other entity is converted into or exchanged for cash, securities or other property (except when voting stock of Fiserv is converted into, or exchanged for, at least a majority of the voting stock of the surviving person).
“Change of control triggering event” means the occurrence of both a change of control and a below investment grade rating event.
“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent under any successor rating category) by Moody’s, BBB- (or the equivalent under any successor rating category) by S&P and the equivalent investment grade rating by any other Rating Agency, respectively.
“Moody’s” means Moody’s Investors Service, Inc., or its successor.
“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by us (as certified by an officer of us to the trustee) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., or its successor.
The definition of change of control includes a phrase relating to the direct or indirect sale, transfer, lease, conveyance or other disposition of “all or substantially all” of the properties and assets of us and our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, transfer, lease, conveyance or other disposition of less than all of the properties and assets of us and our subsidiaries taken as a whole to another person or group may be uncertain.
Covenants
Merger, Consolidation and Sale of Assets
We have agreed, with respect to each series of notes, not to consolidate or merge with or into any other person, permit any other person to consolidate with or merge into us or sell, transfer, lease or convey all or substantially all of the properties and assets of Fiserv and our subsidiaries, taken as a whole, to any other person, unless:

•
we are the surviving entity or our successor is an entity organized and existing under the laws of the United States of America (or any state or territory thereof or the District of Columbia), the United Kingdom (or any constituent country thereof), Germany, France, Luxembourg, the Netherlands, Ireland or Canada (or any province or territory thereof);

•
the surviving entity, if other than us, expressly assumes, by a supplemental indenture, the due and punctual payment of the principal of and any premium and interest on the outstanding notes and the performance and observance of every covenant in the indenture and any paying agency agreement that we would otherwise have to perform or observe;

•
immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any of our subsidiaries as a result of such transaction as having been incurred by us or any of our subsidiaries at the time of such transaction, there will not be any event of default or event which, after notice or lapse of time or both, would become an event of default;

•
if, as a result of any such transaction, our property or assets would become subject to a lien which would not be permitted under “—Limitations on Liens,” we or our successor shall take those steps that are necessary to secure all outstanding notes equally and ratably with the indebtedness secured by that lien; and

•
we will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the consummation of the particular transaction under the indenture have been complied with.

Upon any consolidation or merger with or into any other person or any sale, transfer, lease or conveyance of all or substantially all of the properties and assets of Fiserv and our subsidiaries, taken as a whole, to any other person, the successor person will succeed to, and be substituted for, us under the indenture, and we, except in the case of a lease, will be relieved of all obligations and covenants under the notes and the indenture to the extent we were the predecessor person.
Limitations on Liens
Neither we nor any of our restricted subsidiaries may create or assume, except in our favor or in favor of one or more of our wholly owned subsidiaries, any mortgage, pledge, lien or encumbrance (as used in this paragraph, “liens”) on any principal property, or upon any stock or indebtedness of any of our restricted subsidiaries, that secures any indebtedness of Fiserv or such restricted subsidiary unless the outstanding notes of each series are secured equally and ratably with (or prior to) the obligations so secured by such lien, except that the foregoing restriction does not apply to the following types of liens:
(a) liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Internal Revenue Code of 1986, as amended);
(b) liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of a similar nature, in each such case arising in the ordinary course of business;
(c) mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’, or other similar liens arising in the ordinary course of business with respect to obligations (i) which are not more than 30 days’ past due or are being contested in good faith and by appropriate action or (ii) the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on Fiserv and its subsidiaries taken as a whole;
(d) liens for taxes, assessments, fees or governmental charges or levies which (i) are not delinquent, (ii) are payable without material penalty, (iii) are being contested in good faith and by appropriate action or (iv) the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on Fiserv and its subsidiaries taken as a whole;
(e) liens consisting of attachments, judgments or awards against Fiserv or any subsidiary with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on the books of Fiserv or any of its subsidiaries;
(f) easements, rights of way, restrictions, leases of property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting property which in the aggregate do not materially impair the operation of the business of Fiserv and its subsidiaries taken as a whole;
(g) liens existing on the date of the indenture and securing indebtedness or other obligations of Fiserv or any of its subsidiaries;
(h) statutory liens in favor of lessors arising in connection with property leased to Fiserv or any of its subsidiaries;
(i) liens on margin stock to the extent that a prohibition on such liens pursuant to this provision would violate Regulation U of the U.S. Federal Reserve Board, as amended;
(j) liens on property hereafter acquired by Fiserv or any of its subsidiaries created within 270 days of such acquisition (or in the case of real property, completion of construction including any improvements or the commencement of operation of the property, whichever occurs later) to secure or provide for the payment or financing of all or any part of the purchase price or construction thereof; provided that the lien secured thereby shall attach only to the property so acquired or constructed and related assets (except that individual financings by one person (or an affiliate thereof) may be cross-collateralized to other financings provided by such person and its affiliates that are permitted by this clause (j));
(k) liens in respect of financing leases and permitted sale-leaseback transactions;
(l) (i) liens on the property of a person that becomes a subsidiary of Fiserv after the date hereof; provided that (A) such liens existed at the time such person becomes a subsidiary of Fiserv and were not created in anticipation thereof, (B) any such liens are not extended to any property of Fiserv or of any of its subsidiaries, other than the property or assets of such subsidiary, and (ii) liens on the proceeds of indebtedness incurred to finance an acquisition, investment or refinancing pursuant to customary escrow or similar arrangements to the extent such proceeds (A) secure such indebtedness or are otherwise restricted in favor of the holders of such indebtedness and (B) will be required to repay such indebtedness if such acquisition, investment or refinancing is not consummated;
(m) liens on property existing at the time of acquisition thereof and not created in contemplation thereof;
(n) liens (i) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry and (iii) liens on assets in order to secure defeased and/or discharged indebtedness;
(o) liens securing securitized indebtedness and receivables factoring, discounting, facilities or securitizations;
(p) any extension, renewal, refinancing, substitution or replacement (or successive extensions, renewals, refinancings, substitutions or replacements), as a whole or in part, of any of the liens referred to in paragraphs (g), (j), (l), (m) and (r) of this covenant to the extent that the principal amount secured by such lien at such time is not increased (other than increases related to required premiums, accrued interest and reasonable fees and expenses in connection with such extensions, renewals, refinancings, substitutions or replacements); provided that such extension, renewal, refinancing, substitution or replacement lien shall be limited to all or any part of substantially the same property or assets that secured the lien extended, renewed, refinanced, substituted or replaced (plus improvements on such property and proceeds thereof);
(q) liens on proceeds of any of the assets permitted to be the subject of any lien or assignment permitted by this covenant, and
(r) other liens; provided that, without duplication, the aggregate sum of all obligations and indebtedness secured by liens incurred pursuant to this clause (r), together with the aggregate principal amount secured by liens incurred pursuant to clause (p) that extend, renew, refinance, substitute for or replace liens incurred under this clause (r) and the aggregate attributable value of any property involved in a sale-leaseback transaction that is permitted to be incurred solely because it falls under the Applicable Threshold described in the proviso contained in the definition of “permitted sale-leaseback transactions,” would not exceed the greater of (i) $1,000 million and (ii) 15.0% of net worth as determined at the time of, and immediately after giving effect to, the incurrence of such lien based on the balance sheet for the end of the most recent quarter for which financial statements are available.
Limitations on Sale-Leaseback Transactions
Neither we nor any of our restricted subsidiaries may sell or transfer to any person other than Fiserv or any of its subsidiaries any principal property owned by us or any of our restricted subsidiaries with the intention of taking back a lease thereof, other than permitted sale-leaseback transactions. Our real property, improvements and fixtures are not subject to the limitations on sale-leaseback transactions described in the preceding sentence.
Definitions
Set forth below is a summary of certain of the defined terms used in the foregoing provisions. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used above for which no definition is provided.
The term “attributable value” means, in respect of any sale-leaseback transaction, the lesser of (a) the sale price of the principal property involved in such transaction multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such sale-leaseback transaction and the denominator of which is the base term of such lease and (b) the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease involved in such transaction (including any period for which the lease has been extended).
The term “GAAP” means generally accepted accounting principles in the United States.
The term “indebtedness” means, with respect to any person (a) all indebtedness for borrowed money, (b) all obligations of such person evidenced by notes, bonds, debentures or similar instruments and (c) all indebtedness of any other person of the foregoing types to the extent guaranteed by such person, but only, for each of clauses (a) through (c), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person prepared in accordance with GAAP (but not including contingent liabilities which appear only in a footnote to a balance sheet); provided, however, that, notwithstanding anything to the contrary contained herein, for purposes of this definition, “indebtedness” shall not include (1) any intercompany indebtedness between or among Fiserv and its subsidiaries, (2) any indebtedness that has been defeased and/or discharged if funds in an amount equal to all such indebtedness (including interest and any other amounts required to be paid to the holders thereof in order to give effect to such defeasance) have been irrevocably deposited with a trustee, paying agent or other similar Person for the benefit of the relevant holders of such indebtedness or (3) interest, fees, make-whole amounts, premium, charges or expenses, if any, relating to the principal amount of indebtedness.
The term “net worth” means, at any date, the sum of all amounts that would be included under shareholders’ equity on a consolidated balance sheet of Fiserv and its subsidiaries determined in accordance with GAAP on such date or, in the event such date is not a fiscal quarter end, as of the immediately preceding fiscal quarter end; provided that, for purposes of calculating shareholders’ equity, any accumulated other comprehensive income or loss, in each case as reflected on such consolidated balance sheet of Fiserv and its subsidiaries determined in accordance with GAAP, shall be excluded; provided, further, that “net worth” shall be adjusted to give effect to each acquisition and disposition of assets other than in the ordinary course of business (including by way of merger) that has occurred on or prior to the date on which net worth is being calculated but after the immediately preceding quarter end as if such acquisition or disposition had occurred on the date of such immediately preceding quarter end.
The term “permitted sale-leaseback transaction” means any sale or transfer by us or any of our restricted subsidiaries of any principal property owned by us or any of our restricted subsidiaries with the intention of taking back a lease thereof; provided, however, that “permitted sale-leaseback transactions” shall not include any such transaction involving machinery and/or equipment (excluding any lease for a temporary period of not more than thirty-six months with the intent that the use of the subject machinery and/or equipment will be discontinued at or before the expiration of such period) relating to facilities (a) in full operation for more than 180 days as of the date of the indenture and (b) that are material to the business of Fiserv and its subsidiaries taken as a whole, to the extent that the aggregate attributable value of the machinery and/or equipment from time to time involved in such transactions (giving effect to payment in full under any such transaction and excluding the Applied Amounts, as defined in the following sentence), plus the amount of obligations and indebtedness from time to time secured by liens incurred under clause (r) of the covenant described under “—Limitations on Liens” above, exceeds the greater of (i) $1,000 million and (ii) 15.0% of net worth as determined at the time of, and immediately after giving effect to, the incurrence of such transactions based on the balance sheet for the end of the most recent quarter for which financial statements are available (such greater amount, the “Applicable Threshold”). For purposes of this definition, “Applied Amounts” means an amount (which may be conclusively determined by the board of directors of Fiserv) equal to the greater of (i) capitalized rent with respect to the applicable machinery and/or equipment and (ii) the fair value of the applicable machinery and/or equipment, that is applied within 180 days of the applicable transaction or transactions to repayment of the notes or to the repayment of any indebtedness for borrowed money which, in accordance with GAAP, is classified as long-term debt and that is on parity with the notes.
The term “principal property” means the real property, fixtures, machinery and equipment relating to any facility owned by us or any restricted subsidiary, except for any facility that, in the opinion of our board of directors, is not of material importance to the business conducted by us and our subsidiaries, taken as a whole.
The term “property” means, with respect to any person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such person.
The term “restricted subsidiary” means any subsidiary of ours that constitutes a “significant subsidiary” (as such term is defined in Regulation S-X, promulgated pursuant to the Securities Act of 1933), excluding: (i) Bastogne, Inc. and any bankruptcy-remote, special-purpose entity created in connection with the financing of settlement float with respect to customer funds or otherwise, (ii) any subsidiary which is not organized under the laws of any state of the United States of America; (iii) any subsidiary which conducts the major portion of its business outside the United States of America; and (iv) any subsidiary of any of the foregoing.
The term “securitized indebtedness” means, with respect to any person as of any date, the reasonably expected liability of such person for the repayment of, or otherwise relating to, all accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets sold or otherwise transferred by such person, or any subsidiary or affiliate thereof, on or prior to such date.
The term “subsidiary” of any person (the “parent”) means any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP (excluding any FIN 46 Entity, but only to the extent that the owners of such FIN 46 Entity’s indebtedness have no recourse, directly or indirectly, to such person or any of its subsidiaries for the principal, premium, if any, and interest on such indebtedness) as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by such person. “FIN 46 Entity” means any person the financial condition and results of which, solely due to Accounting Standards Codification 810 or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect (as amended, restated, supplemented, replaced or otherwise modified from time to time), such person is required to consolidate in its financial statements. “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise.
The term “wholly owned subsidiary” of any person means (i) any corporation, association or other business entity of which 100% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person (or a combination thereof) and (ii) any partnership, limited liability company or similar pass-through entity of which the sole partners, members or other similar persons in corresponding roles, however designated, are such person or one or more of the other subsidiaries of such person (or any combination thereof).
Except as otherwise expressly provided in the indenture, all accounting terms not otherwise defined in the indenture have the meanings assigned to them in accordance with GAAP as in effect on the date of the indenture, but (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of Fiserv or any subsidiary at “fair value,” as defined therein and (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.
Payment of Additional Amounts
If, following a transaction to which the provisions of the indenture described above under “—Merger, Consolidation and Sale of Assets” applies, the surviving entity is organized under the laws of a jurisdiction other than the United States, any state or territory thereof or the District of Columbia, all payments made by the surviving entity under, or with respect to, the notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto), which we collectively refer to as the “Taxes,” imposed or levied by or on behalf of the jurisdiction of organization of the surviving entity or any political subdivision thereof or taxing authority therein, which we refer to as a “Taxing Jurisdiction,” unless the surviving entity is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.
If the surviving entity is so required to withhold or deduct any amount for, or on account of, such Taxes from any payment made under or with respect to the notes, the surviving entity will pay such additional amounts, which we refer to as “Additional Amounts,” as may be necessary so that the net amount received by each holder or beneficial owner (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been required to be withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

•
any Taxes imposed by the United States, including any Taxes withheld or deducted pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (or any amended or successor version of such Sections), any U.S. Treasury regulations promulgated thereunder, any official interpretations thereof or any agreements (including any law implementing any such agreement) entered into in connection with the implementation thereof (collectively, “FATCA”);

•
any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder or any beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, nominee, trust or entity) and a Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding of such note outside of the surviving entity’s country of organization);

•
any Taxes that are imposed or withheld by reason of the failure by the relevant holder or any beneficial owner of the notes to comply on a timely basis with a written request of the surviving entity addressed to such holder or beneficial owner to provide certification, information, documents or other evidence concerning the nationality, residence or identity of such holder or beneficial owner or to make any declaration or similar claim or satisfy any other reporting requirement relating to such matters, which is required by a statute, treaty, regulation or administrative practice of the applicable Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such Taxes;

•	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, duty, assessment or governmental charge;

•	any Taxes that are payable other than by deduction or withholding from a payment on or in respect of the notes;

•	any Taxes that are withheld or deducted by a paying agent from a payment if the payment could have been made by another paying agent without such withholding or deduction;

•
any Taxes that are payable by any person acting as custodian bank or collecting agent on behalf of a holder, or otherwise in any manner which does not constitute a withholding or deduction by the surviving entity, its paying agent, or any successor thereof from payments made by it;

•
any Taxes that are payable by reason of a change in law that becomes effective more than 15 days after the relevant payment becomes due and is made available for payment to the holders, unless such Taxes would have been applicable had payment been made within such 15 day period;

•
any Taxes that are deducted or withheld pursuant to (i) any European Union directive or regulation concerning the taxation of interest income; (ii) any international treaty or understanding relating to such taxation and to which the Taxing Jurisdiction or the European Union is a party or (iii) any provision of law implementing, or complying with, or introduced to conform with, such directive, regulation, treaty or understanding; or

•	any combination of the Taxes described above.
In addition, the surviving entity shall not be required to pay Additional Amounts to a holder that is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note.
Whenever reference is made in any context to the principal of, and any interest on, any note, such mention shall be deemed to include any relevant Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect of such note.
Optional Tax Redemption
Each series of notes may be redeemed at any time, at the surviving entity’s option, in whole but not in part, upon not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the notes of such series then outstanding, plus accrued and unpaid interest on the principal amount being redeemed (and any Additional Amounts) to (but excluding) the redemption date, if (i) at any time following a transaction to which the provisions of the indenture described above under “—Merger, Consolidation and Sale of Assets” apply, the surviving entity is required to pay Additional Amounts pursuant to the provisions described above under “—Payment of Additional Amounts” and (ii) such obligation cannot be avoided by the surviving entity taking reasonable measures available to it.
Prior to the mailing of any such notice of redemption pursuant to the foregoing, the surviving entity will deliver to the trustee an opinion of independent tax counsel of recognized standing to the effect that the surviving entity is or would be obligated to pay such Additional Amounts.
No notice of redemption may be given earlier than 90 days prior to the earliest date on which the surviving entity would be obligated to pay Additional Amounts if a payment in respect of the relevant notes were then due.
Events of Default
An “event of default” with respect to each series of notes occurs if:

•	we fail to pay interest on any of the notes of that series when due and payable and that failure continues for 30 consecutive days;

•	we fail to pay the principal of, or premium, if any, on, any of the notes of that series at its maturity or when otherwise due;

•
there is a default (which shall not have been cured or waived) in the payment of any principal of or interest on any of our indebtedness for borrowed money aggregating more than $300 million in principal amount, after giving effect to any applicable grace period, or in the performance of any other term or provision of any of our indebtedness in excess of $300 million in principal amount that results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration is not rescinded or annulled, or such indebtedness has not been discharged, within a period of 15 consecutive days after there has been given written notice specifying such default as provided in the indenture;

•
we fail to perform any covenant in the indenture with respect to the notes of that series and that failure continues for 60 consecutive days after we receive written notice as provided in the indenture; or

•
certain actions are taken relating to our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any restricted subsidiary of ours and, in certain circumstances, remain in effect for 60 consecutive days.

If an event of default with respect to the notes of a series occurs and continues, except for the bankruptcy, insolvency or reorganization actions referred to above, then the trustee or the holders of at least 25% in principal amount of the outstanding notes of the applicable series may require us to repay immediately the principal of, and any unpaid premium and interest on, all outstanding notes of such series. The holders of at least a majority in principal amount of the outstanding notes of the applicable series may rescind and annul that acceleration if all events of default with respect to the notes of that series, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. An event of default arising from the bankruptcy, insolvency or reorganization actions referred to above shall cause the principal of, and any unpaid premium and interest on, all notes to become immediately due and payable without any declaration or other act by the trustee, the holders of the notes or any other party.
The trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any holder of notes, unless the holders offer reasonable indemnity to the trustee. If the holders offer reasonable indemnity to the trustee, then the holders of at least a majority in principal amount of the outstanding notes of an applicable series will have the right, subject to some limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of that series.
No holder of any note of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

•	the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes of that series;

•
the holders of at least 25% in principal amount of the outstanding notes of that series have made a written request, and offered reasonable indemnity, to the trustee to institute a proceeding as trustee;

•	the trustee has failed to institute the requested proceeding within 60 consecutive days after receipt of such notice; and

•	the trustee has not received from the holders of at least a majority in principal amount of the outstanding notes of that series a direction inconsistent with the request during that 60-day period.
However, the holder of any note will have the absolute and unconditional right to receive payment of the principal of, and premium, if any, and interest on, that note as expressed therein, and to institute suit for the enforcement of any such payment.
We are required to furnish to the trustee annually within 120 days after the end of our fiscal year a statement as to the absence of some defaults under the indenture. Within 30 days after the occurrence of an event of default the trustee shall give notice of such event of default or of any event which, after notice or lapse of time or both, would become an event of default, known to it, to the holders of the notes, except that, in the case of a default other than a payment default, the trustee may withhold notice if the trustee determines that withholding notice is in the interest of the holders.
Modification, Amendment and Waiver
We, together with the trustee, may modify or amend the indenture and the terms of the notes of a series with the consent of the holders of at least a majority in principal amount of the outstanding notes of such series; provided that no modification or amendment may, without the consent of each affected holder of the notes of the affected series:

•	change the stated maturity of the principal of, or any installment of interest on, any note;

•	reduce the principal of, or rate of interest on, any note;

•	reduce any amount payable upon the redemption or purchase at the option of the holder of any note;

•	change any place of payment where, or the currency in which, any principal of, or premium, if any, or interest on, any note is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note on or after the stated maturity or redemption date; or

•
reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of at least a majority in principal amount of the outstanding notes of a series may, on behalf of the holders of all notes of that series, waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on, any notes or in respect of a covenant or provision that under the indenture cannot be modified or amended without the consent of each holder of that series. In addition, the holders of at least a majority in principal amount of the outstanding notes of a series may, on behalf of the holders of all notes of that series, waive compliance with any other provision of the indenture or the notes, including compliance with our covenants described above under “—Covenants—Limitations on Liens” and “—Covenants—Limitations on Sale-Leaseback Transactions.”
In addition, we, together with the trustee, may modify or amend the indenture and the terms of the notes without seeking the consent of any holders of the notes to:

•	allow our successor to assume our obligations under the indenture and the notes pursuant to the provisions described above under the heading “—Covenants—Merger, Consolidation and Sale of Assets”;

•
add to our covenants for the benefit of the holders of the notes or the trustee, paying agent, security registrar or other agent or similar person or surrender any right or power we have under the indenture;

•	add any additional events of default;

•	add to or change an provisions of the indenture to the extent necessary to permit or facilitate the issuance of notes in bearer form or in uncertificated form;

•	secure the notes and provide for the terms of the release of such security;

•	add guarantees with respect to our obligations under the notes and provide for the terms of the release of such guarantees;

•
provide for a successor trustee or paying agent with respect to the notes or otherwise change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one trustee or paying agent;

•	provide for the issuance of additional notes to the extent permitted under the indenture;

•	provide for a co-issuer with respect to the notes;

•	cure any ambiguity, omission, defect or inconsistency, as determined in good faith by us;

•	conform the indenture to the description of the notes contained in the prospectus supplement and in the accompanying prospectus pursuant to which the notes were offered;

•
comply with the rules and regulations of Euroclear, Clearstream or any other clearing system and the rules and regulations of any securities exchange or automated quotation system on which the notes may be listed or traded; or

•
make any other amendment or supplement to the indenture as long as that amendment or supplement does not adversely affect the rights of the holders of any notes in any material respect, as determined in good faith by us.

No amendment or supplement to the indenture made solely to conform the indenture to the description of the notes contained in the prospectus supplement and in the accompanying prospectus pursuant to which the notes were offered will be deemed to adversely affect the interests of the holders of the notes.
Defeasance, Covenant Defeasance and Satisfaction and Discharge
Except as prohibited by the indenture, if we deposit with the trustee sufficient money or government obligations, or both, to pay the principal of, and premium, if any, and interest on, the notes on the scheduled due dates therefor, then at our option we may be discharged from certain of our obligations with respect to the notes or elect that our failure to comply with certain restrictive covenants, including those described in “—Covenants—Merger, Consolidation and Sale of Assets,” “—Covenants—Limitations on Liens,” and “—Covenants—Limitations on Sale-Leaseback Transactions” will not be deemed to be or result in an event of default under the notes.
In addition, the indenture will be discharged and will cease to be of further effect as to any series of notes (except as to any surviving rights expressly provided for in the indenture) when:

•	either:

o
all notes of such series that have been authenticated (except lost, stolen or destroyed notes of such series that have been replaced or paid and notes of such series for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

o
all notes of such series that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have deposited with the trustee or a paying agent as trust funds euro, sterling, U.S. dollars or government obligations in an amount sufficient, to pay the entire indebtedness of such notes not delivered to the trustee for cancellation, for principal, premium, if any, and accrued interest to the stated maturity or redemption date;

•	we have paid or caused to be paid all other sums payable by us in respect of such series of notes under the indenture; and

•
we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that we have satisfied all conditions precedent to satisfaction and discharge of the indenture with respect to such series of notes.

For purposes of the notes, “government obligations” means (i) with respect to the euro notes, securities denominated in euro that are (A) direct obligations of the Federal Republic of Germany or any country that is a member of the European Economic and Monetary Union whose long-term debt is rated equal to or higher than A-1 (or the equivalent under any successor rating category) by Moody’s or equal to or higher than A+ (or the equivalent under any successor rating category) by S&P or the equivalent rating category of another internationally recognized rating agency, the payments of which are supported by the full faith and credit of the German government or such other member of the European Economic and Monetary Union, or (B) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany or such other member of the European Economic and Monetary Union, the payments of which are unconditionally guaranteed as a full faith and credit obligation of the German government or such other member of the European Economic and Monetary Union; and (ii) with respect to the sterling notes, securities denominated in GBP, that are (A) direct obligations of the United Kingdom, the payments of which are supported by the full faith and credit of the United Kingdom, or (B) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United Kingdom, the payments of which are unconditionally guaranteed as a full faith and credit obligation of the United Kingdom.
Trustee and Paying Agent
The trustee under the indenture is U.S. Bank National Association and Elavon Financial Services DAC acts as our paying agent with respect to the notes, subject, in each case, to replacement upon certain events specified in the indenture and the paying agency agreement. The notes may be exchanged or transferred, subject to and upon satisfaction of the terms and conditions set forth in the indenture, at the office or agency maintained for such purpose, initially the corporate trust office of the trustee in Milwaukee, Wisconsin.
Governing Law
The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.
Book-Entry
The notes were issued in book-entry form and are represented by global notes deposited with, or on behalf of, a common depositary on behalf of Euroclear and Clearstream, and are registered in the name of the common depositary or its nominee. Except as described herein, certificated notes will not be issued in exchange for beneficial interests in the global notes.
Certificated Notes
If Clearstream or Euroclear is at any time unwilling or unable to continue as depositary, and a successor depositary is not appointed by us within 90 days, we will issue euro notes of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof and sterling notes of like tenor in minimum denominations of £100,000 principal amount and integral multiples of £1,000 in excess thereof, in each case in definitive form in exchange for an applicable registered global note that had been held by the depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the applicable registered global note that had been held by the depositary. In addition, we may at any time determine that the notes of an applicable series shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above.